INCENTIVE COMPENSATION PLAN
         I.  Purpose and Effective Date.  The  purpose  of  this  Incentive
         Compensation  Plan  ["Plan"]  is  to  provide  certain  designated
         employees  of  AmVestors  Financial   Corporation   ["AmVestors"],
         American Investors Life Insurance Company, Inc. ["AILICO"] and/or their affiliates [collectively referred to as "the Company" for
         purposes   of  this  Plan  only]  with  the  opportunity  to  earn
         additional  or  bonus  compensation  based  upon   the   financial
         performance  of  the  Company   during each calendar year in which
         this Plan remains  in  force  and  effect.   This  Plan  shall  be
         effective for the calendar year 1994 and shall continue thereafter until terminated by the AmVestors and/or AILICO.
         II. Incentive Compensation. During each calendar year of their respective employment with the Company, the following designated officers shall be entitled to earn incentive or bonus compensation based upon the annual financial performance of AmVestors and/or
         AILICO: the Executive Vice President for Corporate Development of AmVestors; the Chief Actuary of AILICO; the Chief Financial Officer of AILICO; and the Chief Investment Officer of AILICO. These designated officers shall be entitled to receive such compensation if one or more specified performance objectives have been fulfilled and the conditions of this Plan are otherwise satisfied.
                        (a)  Peformance Objectives.  During  each  calendar
         year of their respective employment with AmVestors and/or AILICO, the officers designated above shall be entitled to incentive or bonus compensation if AmVestors and/or AILICO, as applicable,
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
         meet one or more performance goals or objectives for the  calendar
         year   as   a   whole.   These  objectives  may  include,  without
         limitation, the following: (i) AmVestors achieves a return on equity equal to or greater than 13%; (ii) AmVestors achieves asset growth equal to or greater than 15%; (iii) AmVestors realizes a total return on its own common stock equal to or greater than the total return reported in the Standard & Poor Life Index for the life insurance industry that year; (iv) AmVestors' core operating earnings are equal to or greater than the reported expectations of market analysts as of April 1st of the calendar year; (v) AILICO receives premiums and annuity consideration before reinsurance equal to or greater than $300 million; (vi) AmVestors realizes and/or maintains a gross margin equal to or greater than 200 basis points ["BP"]; and (vi) AmVestors incurs total expenses equal to or less than 100 basis points ["BP"].
                        (b)  Definitions  For  purposes  of  this  section:
         (i) "return on equity" shall be stated as a percentage derived from net income divided by average shareholder's equity for the calendar year; (ii) "asset growth" shall be stated as a percentage derived from total assets as of December 31st of the calendar year minus total assets as of December 31st of the preceding calendar year divided by total assets as of December 31st of the preceding calendar year; (iii) "total return on its own common stock" shall be calculated using the same factors and metholodology as the Standard & Poor Life Index, including stock appreciation and dividends per share, if any, during the calendar year; (iv) "core operating earnings" shall be derived from the corresponding entry
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         on Form 10K of AmVestors' annual report to the  shareholders;  (v)
         "the reported expectations of market analysts" means any published forecast(s) of future financial performance deemed to be reliable by AmVestors' Board of Directors in its sole discretion; (vi) "premiums and annuity consideration before reinsurance" shall be derived from AILICO's annual statement filed with the Kansas Insurance Department; (vii) "gross margin" shall be derived from the corresponding entry in the margin analysis on Form 10K of AmVestors' annual report to the shareholders; and (viii) "total expenses" means general insurance expenses and amortization of deferred acquisition cost ["DAC"] associated with core operating earnings stated as a percentage of average invested assets for the calendar year.
                        (c)  Incentive  or  Bonus   Compensation   Formula.
         Incentive or bonus compensation for each designated officer shall be calculated by multiplying the percentage of his or her annual base salary for the calendar year ["base"] specified below times the ratio of performance objective points earned divided by total performance objective points possible.
                             For  purposes  of this formula, the applicable
         percentage  of  base  for  each  officer  shall  be  as   follows:
         Executive Vice President for Corporate Development of AmVestors - 50%; Chief Actuary of AILICO - 35%; Chief Financial Officer of AILICO - 50%; and Chief Investment Officer - 75%. In the event
         that  a  person  occupies  two  or   more   of   these   positions
         simultaneously for at least nine (9) months of any calendar year for which incentive or bonus compensation may be due, the highest
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         applicable percentage of base shall be utilized in the calculation
         and any other percentage shall  be  disregarded.   Percentages  of
         base shall not in any event be combined to produce a higher cumulative percentage.
                             For  purposes  of  this  formula,  performance
         objectives   for   the  Executive  Vice  President  for  Corporate
         Development of AmVestors and the Chief Actuary of AILICO are assigned with point values as follows:

                   Objective                               Points
              AmVestors Return on Equity > 13%  . . . . . .  1
              AmVestors Asset Growth > 15%  . . . . . . . .  1
              AmVestors Core Operating Earnings
                 > Analyst Expectations . . . . . . . . . .  1
              AILICO Premiums & Annuity
                 Consideration > $300 Million . . . . . . .  1
              AmVestors Gross Margin > 200 BP . . . . . . . 0.5
              AmVestors Total Expenses
                 < 100 BP . . . . . . . . . . . . . . . . . 0.5

         for a total of 5.0 performance objective points possible each year in which such criteria are utilized.
                   Performance objectives for the Chief Financial Officer and Chief Investment Officer are assigned with point values as follows:

                   Objective                               Points
              AmVestors Return on Equity > 13%  . . . . . .  1
              AmVestors Asset Growth > 15%  . . . . . . . .  1
              AmVestors Core Operating Earnings
                 > Analyst Expectations . . . . . . . . . .  1
              AmVestors Gross Margin > 200 BP . . . . . . . 0.5
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
              AmVestors Total Expenses
                 < 100 BP . . . . . . . . . . . . . . . . . 0.5

         for a total of 4.0 performance objective points possible each year in which such criteria are utilized.
                             For purposes of this formula, the multiplication ratio shall be expressed as a fractional amount in which the total objective points earned serves as the numerator and the total objective points possible serves as the denominator. If no performance objectives are achieved for the calendar year as a whole, however, no points are earned and no additional or bonus compensation shall be due.
                        (d) Modification of Performance Measures and Point Values. During the first ninety (90) days of calendar year 1995 and each calendar year thereafter as deemed appropriate, the Board of Directors of the Company, in consultation with its Chairman of the Board and Chief Executive Officer, and the Compensation Committee, is authorized in its sole discretion to amend, modify and/or supplement the performance goals or objectives and/or percentages of base set forth in subsections (a) and (b) above, and to assign relative point values to all such performance goals or objectives, for the purpose of determining the eligibility of designated officers for incentive or bonus compensation and calculating its amount, and any such amendments or modifications shall be effective as of January 1st of any calendar year in which the action is taken.
                        (e) Allocation and Payment of Additional or Bonus Compensation. The total amount of any incentive or bonus compensation which may be otherwise due in accordance with this
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
         section for any calendar year of employment shall be allocated, in the sole discretion of the Company's Chairman of the Board and Chief Executive Officer, as a cash bonus, salary bonus or combination thereof to be paid during the next succeeding calendar year as follows: (i) any cash bonus amount shall be paid in a lump sum within ten (10) days following receipt of the certified audit report for the calendar year in which objective points were earned, but no later than April 15th; and (ii) any salary bonus amount shall be paid in equal bi-monthly installments from April 15th through December 31st except as otherwise provided herein.
                        (f) Entitlement to and Forfeiture of Additional or Bonus Compensation Under Prescribed Circumstances.
                             In the event that the employment of any designated officer is terminated due to death or disability at any time prior to December 31st of any calendar year, his or her personal representative(s): shall be entitled to receive a lump sum payment equal to the full amount of any cash bonus and/or salary bonus that would otherwise have been due or owing to him or her for the remainder of such calendar year, which shall be paid within thirty (30) days of death or disability; and, if such officer was employed at least eleven (11) months during the calendar year of death or diability, a lump sum payment equal to the full amount of any cash bonus and/or salary bonus that would otherwise have been due or owing to him or her during the next succeeding calendar year, which shall be paid within ten (10) days following receipt of the certified audit report for the calendar year of death or disability.
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
                        In the event that the employment of any designated officer is terminated for any reason other than death or disability prior to December 31st of any calendar year, such officer shall forfeit his or her right to any unpaid salary bonus through the remainder of the calendar year of termination, and such officer shall not be entitled to receive any cash bonus or salary bonus that would have otherwise been due or owing to him or her under this Plan at any time during the calendar year following such termination.
                                        -7-